Exhibit 10.2

DISTRIBUTION AND RESALE AGREEMENT

This Distribution and Resale Agreement (together with any Addenda, Schedules and Exhibits attached hereto, this “Agreement”) is by and among TurnOnGreen Inc., a Nevada corporation (“TOG”, “Supplier”) both with principal offices located at 1421 McCarthy Blvd., Milpitas CA 95008, and Total Energy Solutions Company, LLC an Indiana based Limited Liability Company (“Tesco”, “Distributor”) with principal offices located at 9955 Crosspoint Boulevard, Suite 100, Indianapolis, IN 46256, (each a “Party” and collectively the “Parties”) for the purchase, resale and distribution of Products (as defined hereinafter) identified in Addendum A, Products and Product Categories, hereto. The Parties hereto agree as follows:

1.	DEFINITIONS

“Applicable Law” shall mean any present or future statute, law, ordinance, regulation, rule, policy, procedure, directive or order of any federal, State, municipal or other public body, department, bureau or authority, domestic or foreign, affecting the manufacture, transportation, import, export (including the export controls set forth in Section 19), marketing, purchase, sale, or installation of Products, or the execution of the terms of this Agreement.

“Business Day” means any day other than a Saturday, a Sunday, or a day on which banks in the United States are authorized or obligated by law or executive order to close. Notwithstanding the foregoing, in the case of any operational matters applicable to a facility relating to the fulfillment of obligations within a specified number of Business Days, a “Business Day” will mean any day other than a Saturday, Sunday or day in the country where the relevant facility is located on which banks are authorized or obligated by law or executive order to close. For the avoidance of doubt, references to a “day,” as opposed to a Business Day, will mean a calendar day.

“Confidential Information” shall have the meaning set forth in the Nondisclosure Agreement between Supplier and Distributor dated _____________ (the “Nondisclosure Agreement”).

“Days” shall mean calendar days, unless otherwise specified.

“Defect” means the failure of a Product to comply with the warranties provided in Sections 14 and 15.

“Delivery Date” means the date Supplier is required to deliver the Product to Distributor, subject to the terms hereof.

“Delivery Point” Supplier’s facility (warehouse)

“DOA” shall mean a Product that is functionally defective and unable to power on upon its first placement into service, whenever that occurs.

“Effective Date” shall be the date this Agreement has been signed by all Parties.

“EV” shall mean electrified vehicles or electric vehicles inclusive of cars, trucks and other consumer and commercial-used modes of roadway transportation.

T: (510) 657-2635 • 1421 McCarthy Blvd., Milpitas, CA 95035 • www.turnongreen.com

“In writing” means written documents, verified faxes, and successfully transmitted E-mails.

“Including” means “including without limitation.”

“Intellectual Property” shall mean all patents, patent applications, copyrights and copyrighted works, trade secrets, know-how, trademarks, service marks, trade names, brands, trade dress, and any other intellectual or proprietary rights recognized by any jurisdiction.

“Product Categories” shall mean the categories of products offered by Supplier to Distributor, as set forth in Addendum A, Products and Product Categories.

“Products” shall mean any products or services offered by Supplier to Distributor, including but not limited to:

•	Level 2 Charging Solutions for Single Family and Multifamily Unit Dwellings
•	Level 2 EV Charging Solutions for Businesses
•	Level 3 DC Fast Charging Solutions for Commercial Use

“Purchase Order” shall mean any purchase order for Products placed by Distributor, electronically or by hard paper copy, which shall be subject to the terms of this Agreement.

“Retail Locations” shall mean Distributor’s online stores or brick and mortar retail stores located in the Territory.

“Territory” shall mean Indiana, Illinois, and Ohio

“Unit,” with respect to Product, means a quantity of the applicable Product, as such quantity would be stated in a Purchase Order for Product.

Other terms are defined hereinafter.

2.	TERM

The term of this Agreement shall commence on the Effective Date and continue until the date that shall be five (5) years from date thereof (the “Term”), provided, however, that: (i) the Parties may extend the Term by mutual written agreement executed by the Parties not less than 30 days prior to the end of the theretofore applicable Term, and (ii) Supplier and Distributor agree to conduct an assessment of the Agreement and the Parties’ performance every six months starting from the Effective Date of the Agreement. Pursuant to such assessment Supplier may, in good faith (a) takes no action with respect to the Agreement or its Term, (b) adjust the target sales performance, or (c) terminate the Agreement.

3.	APPOINTMENT OF DISTRIBUTOR

Subject to Section 5 below, Supplier hereby appoints Distributor to market, solicit orders for, to resell and to distribute Products and related accessories in the Territory. Distributor hereby accepts such appointment and agrees to represent Supplier through marketing, soliciting orders for and reselling the Products, while also promoting the sale of EV chargers manufactured by Supplier.

T: (510) 657-2635 • 1421 McCarthy Blvd., Milpitas, CA 95035 • www.turnongreen.com

4.	TERRITORY & AUTHORIZED RESALE CHANNELS

A.	Distributor may sell to both Customers (as defined below) and resellers in the Territory, any Products ordered pursuant to this Agreement.

B.	Distributor may use distributors, third-party sales agents, buy-it-now online marketplaces, or any other resellers or re-marketers to sell the Products without Supplier’s prior written approval. Notwithstanding the forgoing, Supplier may prohibit the use of certain resellers or re-marketers to sell the Products upon prior written notice to Distributor actually received prior to Reseller’s use of or contractual commitment to such resellers or re-marketers.

C.	Distributor may not sell or export any Products anywhere outside the Territory without the express written consent of supplier.

D.	Distributor may not purchase any Supplier branded products (including the Products and any parts and accessories for any such products) from any other source or supplier, including those providing remanufactured, refurbished, recycled, reclaimed, gray market products, counterfeit or knockoffs, for resale. Distributor may not, except as set forth herein, refurbish Products to resell. Notwithstanding the foregoing, Supplier may, in its good-faith exercise of discretion, provide to Distributor refurbished products to sell as a replacement for Products returned to Supplier pursuant to Section 14, provided that such refurbished products are properly and conspicuously marked, and that Distributor and Supplier agree on an appropriate price for the use of such refurbished products.

5.	EXCLUSIVITY; TERMS AND CONDITIONS

Supplier hereby grants Distributor an exclusive right to resell Products in the Territory under this Agreement; provided, however, that Supplier expressly reserves the right to market and sell Products (and products similar thereto) to any end user with written knowledge provided to the Distributor for level 2 DC and above chargers . Supplier shall provide to Distributor, during the Term of this Agreement, initially 5,000 Units (inclusive of the 500 EV Units (defined below) included in the Initial Purchase Order (defined below) of the TurnOnGreen™ Residential and Commercial Level 2 7kW and 11kW EV Chargers along with charging outlet cords, SAE J1772 charging connector and inlet power cords and various other ancillary supplies which shall encompass a completed product for use by the consumer (“EV Unit”). The exclusivity period may be terminated by Supplier in its good-faith exercise of discretion: (i) if Distributor fails to reach sales of 5,000 units of Supplier’s Product in the 5 year term, (ii) if during any 6-month period distributor sells fewer than 100 EV Units, (iii) after 36 months from the Effective Date or (iv) in the event of a material breach of the terms of this Agreement by Distributor.

T: (510) 657-2635 • 1421 McCarthy Blvd., Milpitas, CA 95035 • www.turnongreen.com

6.	SALES, TERMS AND CONDITIONS

A.	This Agreement shall govern the terms and conditions of Purchase Orders. Any conflict between the terms of this Agreement and any Purchase Order shall be resolved in favor of the terms hereof, particularly Addendum B hereof. The Parties acknowledge and agree that the terms and conditions of this Agreement (i) apply to any open and current Purchase Orders issued prior to the date hereof and to the delivery and sale of any Product pursuant thereto and (ii) that this Agreement supersedes any prior agreement with respect to such open and current Purchase Orders.

B.	The terms and conditions set forth in this Agreement without regard to Addendum C hereto shall govern the Sale (as defined below) of Products by Supplier to Distributor. The terms and conditions of sale set forth in such Addendum C shall govern a Customer Sale (as such term is defined in Addendum C) of Products by Distributor to its customers (“Customer” or “Customers”). Supplier shall not be liable or responsible for any representations, warranties or other promises made by Distributor to any Customers that conflict with or are beyond the scope of the Supplier Terms.

C.	With respect to sales and delivery of Products by Supplier to Distributor:

(i)	Supplier shall retain absolute ownership interest in Products until a Sale has occurred.
(ii)	Supplier shall deliver Products purchased by Distributor to the Delivery Point at the sole cost and expense of the Distributor (for the avoidance of doubt, Distributor shall pay any freight, handling, delay or associated or similar costs related to delivery of Products to Distributor).
(iii)	Supplier shall deliver Product inventory to Distributor on a quarterly basis but shall have the ability to adjust its delivery schedule in accordance with the Reports submitted by Distributor as set forth in Section 8 below.

D.	For purposes of this Agreement, a sale of Product and the passing of title and risk of loss (a “Sale”) shall be deemed to have occurred upon delivery of such Product to Distributor as provided in Section 6(C).

E.	Distributor shall manage distribution and Sales in the Territory for Products; once Distributor is qualified, in Supplier’s good-faith exercise of discretion, Distributor shall provide customer service and support for Products on a “best-in-class” basis as specified in this Agreement, whether through Distributor’s Retail Locations or other channels and sources referred to Distributor by Supplier.

7.	MARKETING

A.	Distributor shall market Products in appropriate channels and in a manner substantially functionally equivalent in efficacy or scope as other brands and manufacturers market similar or competing products.

B.	Distributor shall exercise its best commercial efforts to market and promote all Products actively, aggressively, honestly, and effectively. In furtherance of this objective, Distributor shall prominently display and feature Products in accordance with Section 7(C) below.

T: (510) 657-2635 • 1421 McCarthy Blvd., Milpitas, CA 95035 • www.turnongreen.com

C.	Excluding any marketing activities conducted by Supplier, Distributor will be solely responsible for all advertising and marketing media, including without limitation interpreting, monitoring, and compliance with Applicable Law. Distributor represents and warrants that Distributor’s content and the content of third parties included in the advertising and promotional materials:

(i)	Will not violate any Applicable Law or any rights of any third parties including but not limited to infringement or misappropriation of any Intellectual Property right, any privacy right, or any other property or other right;
(ii)	Will not contain any material that is obscene, pornographic, offensive, or defamatory;
(iii)	Will not promote discrimination of any kind, violence, or illegal activities; and
(iv)	Will be subject to review and approval by Supplier.

Distributor agrees to preserve and respect the value and integrity of the Supplier logo and comply with all Supplier brand and logo standards to be provided by Supplier. All use of Supplier intellectual property shall be subject to Section 17 hereof. Supplier agrees that its review and approval of Distributor’s marketing activities, as stated in Section 7(C)(iv), shall serve as Supplier’s agreement that such marketing activities do not violate Section 7(C)(ii) or Section 7(C)(iii) hereof.

D.	Distributor agrees, upon reasonable notice, to make its associates, salespeople, or any individual involved with the selling of Product, available for training on Products and background information regarding Supplier. Supplier will provide trainers, training material and any applicable supplemental information required for such training, and Distributor agrees to make facilities available for such training, if necessary, upon reasonable notice.

E.	Supplier will provide information as requested by Distributor inclusive of Product overview and details of Product features including “how to use” and “how to maintain,” Product demo videos and collateral materials as mutually agreed upon by the parties.

8.	PURCHASE ORDERS & PAYMENT TERMS

A.	The terms and conditions of each order for Product by Distributor shall be as provided in this Agreement. Any conflict in terms between a Purchase Order under this Agreement and the provisions of either Party’s form of purchase order, order confirmation or other transactional document, shall be resolved in favor of the Terms set forth in Addendum B hereto.

T: (510) 657-2635 • 1421 McCarthy Blvd., Milpitas, CA 95035 • www.turnongreen.com

B.	Purchase Orders shall specify:

(i)	The Product(s) ordered by stock keeping unit (“SKU”),
(ii)	The quantity ordered,
(iii)	Supplier’s price quotation for the Product(s),
(iv)	The delivery location requested,
(v)	The requested ship date, and
(vi)	The invoice address.

Distributor agrees to submit Purchase Orders not less than fourteen (14) weeks prior to the requested ship date. Distributor shall submit a separate Purchase Order for each delivery date.

C.	After receiving a Purchase Order, Supplier shall transmit to Distributor an order confirmation specifying:

(i)	The Product(s) ordered by SKU,
(ii)	The quantity available by a target ship date,
(iii)	The unit price,
(iv)	The delivery location, and
(v)	The target ship date if it is later than the requested ship date.

D.	Orders are subject to rejection or cancellation by Supplier at any time prior to fulfillment in its good-faith exercise of its discretion and without liability, other than its obligation to pay Marketing Development Funds to Distributor. In no case may Distributor cancel a Purchase Order after the order process has begun.

E.	Supplier will date and transmit an invoice to Distributor reflecting the date of delivery of Product to Distributor at the Delivery Point in accordance with the terms of the relevant Purchase Order, provided that Supplier shall transmit to Distributor an electronical file of the packing slip that contains the shipping information listing the Purchase Order number and serial number for each unit of Product included in such delivery. Subject to Supplier’s providing such packing slip, Distributor agrees to accept and pay Supplier´ invoices, regardless of whether printed or electronic, and mailed or delivered electronically to Distributor’s address, as identified in this Agreement, and deemed Distributor’s accepted billing address. Supplier may invoice parts of a Purchase Order separately. If invoices are sent electronically, Distributor agrees that Supplier will issue only one invoice per Supplier order number, containing Supplier’s internal description of the Products purchased by Distributor, which may result in multiple invoices per Distributor Purchase Order number. Unless otherwise agreed in writing, Distributor’s payment terms will be net thirty (30) Days from the date of the invoice, to be paid by Check mailed by USPS ten (10) business days prior the invoice due date or Credit Card payment with a 3.5% service fee added. Distributor will pay Supplier in US dollars. Additional charges may apply if Distributor requests services that are performed outside of contracted hours or are beyond the normal coverage for the particular service.

T: (510) 657-2635 • 1421 McCarthy Blvd., Milpitas, CA 95035 • www.turnongreen.com

F.	For invoices not paid within thirty (30) Days of the invoice date, Supplier reserves the right to charge Distributor a late penalty charge of one and a half percent (1.5%) per month applied against undisputed overdue amounts, or the highest rate permitted by law, whichever is less. In addition, if an invoice balance is overdue by more than 45 days, Supplier may:

(i)	Refuse to accept additional orders from Distributor,
(ii)	Terminate this Agreement,
(iii)	Refuse to ship ordered Products, and
(iv)	Seek collection of overdue balance from Distributor, including all legal fees and other collection costs.

The rights set forth in this Section 8(F) are cumulative to any other rights and remedies which Supplier may have at law or in equity.

G.	Distributor hereby grants Supplier, and Supplier hereby retains, a purchase money security interest and lien on any and all of Distributor’s rights, title, and interest in Products purchased by it, wherever located, and all replacements and proceeds of the Products, until the invoice for the applicable Products is paid in full, including any late charges, costs of collection, and reasonable legal costs. Distributor consents to Supplier’s use of this Agreement, Product invoices, and the filing of financing statements for purposes of protecting and perfecting Supplier’s security interest; provided however, that Supplier shall not file any financing statements covering Product unless and until Distributor is late in its payment of the relevant invoice by more than 30 days.

9.	RECORD KEEPING & REPORTING; FORECASTS

A.	During the Term of this Agreement, Distributor shall provide quarterly (and as otherwise reasonably requested by Supplier) the following data as it pertains to both Sales and inventory (a “Point of Sale Report”):

SALES OUT

(i)	Retail Location
(ii)	Sale Transaction Date (Date when Product was sold. Format DD/MM/YYYY)
(iii)	Distributor Part Number (Part number used by Distributor while ordering)
(iv)	Supplier Model Number / SKU (Valid Supplier part number)
(v)	Product Serial Number
(vi)	Gross Units Sold (Quantity of Products sold to customers in reporting week)
(vii)	Customer Returns (Quantity of Products returned by customers to the Retail Location)
(viii)	Returns to Supplier at Distributor’s option (Quantity of products returned by Distributor to Supplier)

T: (510) 657-2635 • 1421 McCarthy Blvd., Milpitas, CA 95035 • www.turnongreen.com

INVENTORY

(i)	Retail Location or Delivery Point
(ii)	Distributor Part Number (Part number used by Distributor while ordering)

(iii)	Supplier Model Number (Valid Supplier part number)
(iv)	Inventory Stock on Hand – End of Month (Quantity of stock on hand at the end of the reporting week. All Products currently at each Retail Location or Delivery Point should be included.)
(v)	Inventory/Stock on Order (Quantity ordered from Supplier but not yet received.)
(vi)	Inventory/Stock in Transit (Optional if included in stock on hand)

Additionally:

a.	All reports shall be sent by Distributor to Supplier (or designated third party) by the tenth day of the end of the quarter immediately following the reporting period. Distributor shall communicate any delay in reporting data to Supplier. Data shall be sent in a medium and format jointly agreed upon by Distributor and Supplier. Each Party shall designate a contact for ongoing reporting issues and questions.

b.	Accuracy and timing of the reporting requirements hereunder are critical to Supplier’s finance, accounting, and operations teams. Accordingly, any material deviation from such requirements shall be considered a breach of this Agreement. If noncompliance (timeliness, incomplete, etc.) with the above reporting requirements persist and are not resolved in a timely manner upon request, Supplier additionally reserves the right to terminate this Agreement.

B.	Distributor will provide to Supplier a quarterly forecast at the end of each calendar month, including, without limitation, the following information:

The quantity of each SKU that Distributor anticipates it will order in the upcoming quarter.

C.	Forecasts provided pursuant to Section 9(B) will be used for the purpose of facilitating Supplier manufacturing and inventory control and will not be deemed to be a Purchase Order, or to create a minimum purchase obligation on the part of Distributor.

D.	All information provided by Distributor to Supplier pursuant to Sections 9(A) and 9(B) shall be deemed Supplier Confidential Information and shall not be disclosed by Supplier to any entity other than Distributor hereunder.

E.	Distributor shall retain reports and supporting records for at least three (3) years after each report is generated. Supplier may, upon reasonable notice and at no cost to Distributor, audit Distributor to confirm the accuracy of reports and compliance with the terms of this Agreement.

T: (510) 657-2635 • 1421 McCarthy Blvd., Milpitas, CA 95035 • www.turnongreen.com

10.	PRICING, PRICE CHANGES

A.	The Parties will mutually agree upon all prices.

B.	The sum of all expanded prices stated on the face of a Purchase Order will constitute the contract price. Supplier has the right, at any time, to propose for consideration a change, alteration, or amendment of Product prices upon sixty (60) Days written notice to Distributor.

C.	Notwithstanding the foregoing, Supplier may amend prices upon thirty (30) Days’ prior written notice where such price modifications are due to circumstances outside of Supplier’s control. Amended prices shall not apply to Products previously ordered.

D.	Each Party acknowledges that all pricing is deemed Confidential Information of the appropriate Party herein and that neither Party will disclose such information to any third party (including any customer of Distributor) without the other Party’s express written authorization.

11.	PRODUCT REVISION & DISCONTINUATION

A.	Supplier’s policy is one of ongoing updates and revision of its product line. Supplier reserves the right to revise and discontinue any Product at any time upon thirty (30) Days prior notice to Distributor.

B.	With Distributor’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, Supplier may fulfill a pending Purchase Order by shipping a later or updated revision of the SKU ordered under such Purchase Order.

12.	TAXES

Unless otherwise agreed in writing, all Product prices will be stated (and payments made) in United States dollars and are exclusive of sales, use, value added, and any other taxes and fees applicable to the sale of Product (“Sales Taxes”). Distributor shall be responsible for the payment of Sales Taxes, if any. Sales Taxes explicitly excludes any corporate income or franchise taxes or fees which shall be for the account of the Party on which such tax is imposed. Distributor agrees to collect and remit all applicable Sales Taxes associated with the sale of Products to its customers, and Distributor agrees to indemnify, defend, and hold harmless Supplier against all losses, penalties, interest, and expenses (including reasonable attorneys’ fees) for failure to remit any tax or fee for which Distributor is obligated according to this Section 12. Distributor represents that sales by Supplier to Distributor are for resale. Distributor will provide Supplier with valid resale certificates for those states (and localities) where deliveries are made that require such certificates.

T: (510) 657-2635 • 1421 McCarthy Blvd., Milpitas, CA 95035 • www.turnongreen.com

13.	SHIPPING TERMS

A.	All Products shipped from Supplier to Distributor shall be shipped Freight On Board (FOB) Supplier’s designated facility and governed by the Uniform Commercial Code rules of trade for the sale of goods.. Distributor will be responsible for the goods shipment from the Supplier designated facility. Title and risk of loss and damage shall pass to Distributor upon collecting goods by the freight forwarder. Any application software, as distinguished from firmware installed in the Product and required for the operation of such Product, (“Application Software”) included with Products shall be subject to the licensing terms of such Application Software.

B.	Supplier will enclose with all shipments a complete packing list containing the purchase order number, Supplier’s part number, quantity and date shipped, and amount on back order (if any). Supplier will comply with, and will provide with all shipments, all relevant information in accordance with applicable information and labeling requirements.

C.	The relevant Purchase Order number shall be placed on the shipping documents and in the reference fields of automated shipping documents. When a shipment contains multiple Purchase Orders, each Purchase Order number shall be listed and separated by a comma.

D.	Supplier shall mark all shipping containers and packages with all necessary shipping information, including Product bar code (if applicable), Purchase Order number, part number, quantity shipped and the addresses of shipper and consignee.

E.	Supplier shall work with Distributor to incorporate standard internal routing guide requirements over a timeframe to be mutually agreed upon by both Parties.

14.	PRODUCT RETURNS

A.	Distributor may return Products to Supplier as provided hereunder. A Product is only eligible for return if the RMA (as defined below) with respect to such Product is requested within one year following the later of: (1) Sale of the Product to Distributor or (2) the sale of the Product to Distributor’s customer. All returns must include a return merchandise authorization (“RMA”) pursuant to Section 14(E) below and be received by Supplier within one year following the later of (1) Sale of the Product to Distributor or (2) the sale of the Product to Distributor’s Customer. This applies to all returns, including defective on arrival (“DOA”) and defective units. Supplier shall accept Product sent by Distributor’s customers directly to Supplier for warranty services (but not for refunds) if such returns are made in accordance with the terms hereof. Any Customers seeking a refund for a returned Product shall be required to return such Product to Distributor. All Product returns are subject to inspection by Supplier to confirm compliance with this Agreement before being accepted as returned hereunder.

T: (510) 657-2635 • 1421 McCarthy Blvd., Milpitas, CA 95035 • www.turnongreen.com

B.	RMA: Notwithstanding anything to the contrary herein, for each unit of Product to be returned to Supplier under subsection A of this section, Distributor must request and receive from Supplier an RMA before returning such Product to Supplier. To obtain an RMA, Distributor shall provide the Product Serial Number, date of Sale, Distributor Order Number associated with such Product and the reason for return. Distributor will use commercially reasonable efforts to consolidate all Product returned to Supplier and compile it in its original packaging, if available, with all components comprising such Product, including any accessories accompanying such Product.

C.	Transportation: Transportation for all DOA Product returned to Supplier by Distributor shall be arranged and paid for by Distributor, and Distributor shall bear the risk of loss or damage for all such returns. Title for all returned Product permitted to be returned under this Section shall pass from Distributor to Supplier upon (i) delivery to Supplier’s designated location for returned Product; and (ii) acceptance by Supplier of the product as returnable pursuant to this Agreement. Supplier will process, inspect, and determine the appropriateness of all returns by Distributor in good faith. For any Product returned by Distributor hereunder where the damage did not occur under normal use, or in any other manner not permitted for return by this Section (collectively, the “Unauthorized Returns”), Supplier will coordinate with Distributor to make such Unauthorized Returns available for collection by Distributor at Supplier’s facilities. Distributor will be responsible for arranging transportation of all such Unauthorized Returns from Supplier’s location. Within thirty (30) calendar days of written notice from Supplier detailing the amount and type of payments made to Distributor for any Unauthorized Returns, Distributor will remit payment to Supplier the amount of the payments for such Unauthorized Returns that Supplier has made to Distributor.

15.	WARRANTIES, LIMITATIONS & DISCLAIMERS

A.	Supplier represents and warrants to Distributor, on the Effective Date, and with respect to each Product, at the time of the Sale of such Product to Distributor, that:

(i)	title to such Product will be delivered to Distributor free and clear of all liens and claims by third parties, provided that Application Software included with Products shall be subject to the licensing terms of such Application Software;

(ii)	such Product has been manufactured, imported, sold, shipped, packaged, labeled, and marketed in accordance with Applicable Law, and the sale of such Product in any jurisdiction in the Territory shall comply with Applicable Law;

(iii)	Supplier shall perform its obligations under the Customer warranty applicable to such Product;

(iv)	Supplier warrants that upon delivery of Product to Distributor, all Products purchased hereunder:

a.	shall be free from Defects in design, material and workmanship;

T: (510) 657-2635 • 1421 McCarthy Blvd., Milpitas, CA 95035 • www.turnongreen.com

b.	shall be new and not used, refurbished or reconditioned, unless otherwise specified;
c.	shall conform to the published specifications, drawings, and/or descriptions provided to Distributor before its purchase hereunder; and
d.	shall conform to all of Supplier’s representations and warranties. This warranty is in addition to and not in lieu of any other warranties given by Supplier and warranties created or existing pursuant to Applicable Law. This warranty is fully transferable by Distributor to Distributor’s customers.

(v)	The foregoing warranty does not apply to:

a.	any Products which have been subject to misuse, neglect, or accident or which have been modified, or caused to be modified, by Distributor, its agents, or employees,
b.	operating or environmental conditions that deviate from the parameters established in applicable specifications;
c.	improper installation, storage, maintenance, repair, or alteration by anyone other than Supplier; or
d.	Products having had their serial numbers or month and year of manufacture or shipment removed, defaced or altered.

(vi)	Distributor will notify Supplier of any Defect or DOA of which Distributor is aware. Subject to the provisions of Section 14, Supplier will, at no charge to Distributor, repair or replace such Product and return such Product to Distributor or (at Distributor’s request) the relevant Customer, without Defect or DOA within forty-five (45) Business Days at Supplier’s expense.

B.	Each Product sold by Distributor to a Customer shall be covered by the Supplier Limited Warranty set forth in Addendum C hereto from the date of the sale by Distributor to such Customer for a period of one year.

C.	Limitations on Warranties.

Nothing in this Agreement or any other documentation or any oral communications with Distributor or any third parties may alter the terms and conditions of Supplier’s limited warranty statement shipped with the Products. Supplier may, in its sole discretion, revise its limited warranties from time to time. Amendments to Supplier’s limited warranties will have no effect on the Products previously received by or in transit to Distributor. DISTRIBUTOR SHALL BE SOLELY RESPONSIBLE FOR PROVIDING AND FULFILLING ANY WARRANTY IT MAKES TO ITS CUSTOMERS BEYOND SUCH WARRANTIES AS ARE ENUMERATED IN THIS AGREEMENT.

T: (510) 657-2635 • 1421 McCarthy Blvd., Milpitas, CA 95035 • www.turnongreen.com

D.	Warranty Disclaimer.

SUPPLIER MAKES NO EXPRESS OR IMPLIED WARRANTIES FOR ANY PRODUCTS EXCEPT THE LIMITED WARRANTY STATEMENT SHIPPED WITH THE SUPPLIER-BRANDED PRODUCTS, AND PUBLISHED AT WWW.TURNONGREEN.COM AND AS OTHERWISE EXPRESSLY SET FORTH HEREIN. SUPPLIER DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, IMPLIED WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT, AND FITNESS FOR A PARTICULAR PURPOSE. SUPPLIER IS NOT RESPONSIBLE FOR THIRD-PARTY WARRANTIES OR FOR ANY EFFECT THAT THE SUPPLIER PRODUCTS OR SERVICES MAY HAVE ON THOSE WARRANTIES. THE PRODUCT WARRANTY AND ANY LIABILITY FOR ANY PRODUCT SHALL BE VOID IF MODIFIED OR DISASSEMBLED IN WHOLE OR IN PART BY AN NONAUTHORIZED USER OR SERVICER.

E.	Supplier shall not sell or deliver to Distributor any Product manufactured by third parties that is subject to a limited warranty containing terms less favorable to Customers than the Supplier Limited Warranty without prior written consent of Distributor, which consent shall not be unreasonable withheld.

16.	INDEMNIFICATION

Supplier agrees to indemnify, defend and hold harmless Distributor and its employees, insurers, respective successors, representatives, attorneys and assigns, from and against any and all expenses, losses, costs, deficiencies, liabilities and damages (including related counsel fees and expenses) arising out of or due to (i) a breach of any of the representations, warranties or covenants of Supplier contained in this Agreement or (ii) the default in the performance of any of the covenants or agreements made by Supplier in this Agreement. Distributor agrees to indemnify, defend and hold harmless Supplier and its employees, insurers, respective successors, representatives, attorneys and assigns, from and against any and all expenses, losses, costs, deficiencies, liabilities and damages (including related counsel fees and expenses) arising out of or due to (i) a breach of any of the representations, warranties or covenants of Distributor contained in this Agreement or (ii) the default in the performance of any of the covenants or agreements made by Distributor in this Agreement.

T: (510) 657-2635 • 1421 McCarthy Blvd., Milpitas, CA 95035 • www.turnongreen.com

17.	INTELLECTUAL PROPERTY

A.	Subject to (i) advance written approval by Supplier of all uses of Supplier’s Intellectual Property, (ii) Distributor’s compliance with the terms and conditions set forth in this Agreement, and (iii) Distributor’s compliance with any logo/mark usage guidelines to be provided by Supplier, Supplier hereby grants Distributor a limited, revocable, royalty-free right and license to use and display Supplier Intellectual Property with respect to all Products herein, in the advertising and marketing of the Products during the term of this Agreement.

B.	Subject to (i) advance written approval by Distributor of all uses of Distributor’s Intellectual Property, (ii) Supplier’s compliance with the terms and conditions set forth in this Agreement, and (iii) Supplier’s compliance with any logo/mark usage guidelines to be provided by Distributor, Distributor hereby grants Supplier a limited, revocable, royalty-free right and license to use and display Distributor’s Intellectual Property with respect to all Products herein in the advertising and marketing of the Products during the term of this Agreement.

C.	Each Party agrees that it will take no action inconsistent with the other Party’s ownership of its Intellectual Property. During the term of this Agreement and thereafter, each Party agrees that it will neither have nor claim any right, title, or interest with respect to the other Party’s Intellectual Property.

D.	Each Party agrees that all uses by such Party of any of the other Party’s Intellectual Property shall reflect positively upon the owning Party and its products and will otherwise inure to the benefit of the owning Party. Each Party further acknowledges the great value of the goodwill associated with the other Party’s trademarks, logos, service marks, trade names, trade dress, and brands, and the fact that the other Party’s trademarks, service marks, trade names, and brands are inherently distinctive and/or have acquired secondary meaning in the mind of the public such that they are associated with the owning Party.

E.	Each Party agrees to change or correct, at its own expense, any material or activity that the other Party reasonably determines to be inaccurate, objectionable, or misleading or a misuse of the owning Party’s trademarks, service marks, trade names, brands, and copyrighted works.

18.	INSURANCE

A.	Each Party shall procure at its own expense, and keep in effect at all times during the term of this Agreement, the following insurance policies:

(i)	A Commercial General Liability policy with limits of not less than one million dollars ($1,000,000) per occurrence for coverage protecting the other Party as an additional insured against claims for bodily injury and property damage, including but not limited to claims involving Products assembled and sold hereunder; two million dollars ($2,000,000) for the general aggregate; two million dollars ($2,000,000) for the products and completed operations aggregate; and one million dollars ($1,000,000) for personal and advertising injury; and the Commercial General Liability policy shall include contractual liability coverage in support of the indemnity provisions in this Agreement; and

T: (510) 657-2635 • 1421 McCarthy Blvd., Milpitas, CA 95035 • www.turnongreen.com

(ii)	An Umbrella Liability policy with limits of not less than one million dollars ($1,000,000) per occurrence and two million dollars ($2,000,000) aggregate, including but not limited to coverage for Products and contractual liability as provided above.
(iii)	Each such policy shall show the other Party as Additional Insured and shall provide that the issuer of such policy shall give the Additional Insured at least 30 days’ written notice of any cancelation of such policy.

B.	The failure by either Party to maintain either of the insurance policies specified in Sections 18(A)(i) and 18(A)(ii) constitutes a ground for immediate termination of this Agreement.

C.	Each Party shall furnish the other Party with certificates of insurance evidencing the insurance coverage specified in Sections 18(A)(i) and 18(A)(ii) annually and/or upon request, on or before the anniversary of the Effective Date.

19.	NO EXPORT

A.	Distributor shall not export any Products to anywhere outside the Territory without the express written consent of Supplier.

B.	Distributor acknowledges that Products licensed or sold under this Agreement are subject to the export control laws and regulations of the United States or those of other countries from which they were manufactured or received and in which they are used. Distributor acknowledges that it is Distributor’s responsibility to comply with and abide by those laws and regulations. Further, under United States law, the Products shipped pursuant to this Agreement may not be sold, leased, or otherwise transferred to restricted countries or utilized by restricted Customers or a Customer engaged in activities related to weapons of mass destruction, including without limitation activities related to the design, development, production, or use of nuclear weapons, materials, or facilities, missiles or the support of missile projects, and chemical or biological weapons. Distributor agrees not to provide any written regulatory certifications or notifications on behalf of Supplier.

T: (510) 657-2635 • 1421 McCarthy Blvd., Milpitas, CA 95035 • www.turnongreen.com

20.	FORCE MAJEURE

Neither Party shall be liable for its failure to perform its obligations under this Agreement for such time and to the extent such failure to perform is caused by fire, flood, earthquake, tornado, typhoon, hurricane, pandemics (including COVID -19), or other acts of God, strikes, riots, war, acts of terrorism, rules or regulations of any governmental authority, or by compliance with any order or decision of any court, board or other governmental authority (each a “Force Majeure Event”); provided that the Party suffering a Force Majeure Event shall promptly give verbal notification, promptly confirmed in writing, to the other Party of the nature and extent of the matter causing the delay or failure and estimated duration of the suspension period.

21.	WAIVER; INDEPENDENT CONTRACTORS

Either Party’s failure to insist on performance of any of the terms or conditions herein or to exercise any right or privilege or waiver of any breach hereunder shall not thereafter be deemed a waiver by such Party of any other terms, conditions, rights, or privileges. It is understood and agreed that Supplier and Distributor are independent contractors, and neither is to be considered an employee, agent, partner, or legal representative of the other, or a joint venture with the other, for any purpose. Neither Party will make any warranties or representations or assume any obligations on the other Party’s behalf. Neither Party is, or will claim to be, a legal representative, partner, franchisee, agent, or employee of the other Party. Each Party is responsible for the direction and compensation, and is liable for the actions of, its employees.

22.	ASSIGNMENT; SUCCESSORS

The rights and obligations of the Parties under this Agreement may not be assigned by either Party, nor may either Party subcontract or otherwise delegate the performance of any of its duties without, in either case, the other’s prior written consent (which consent shall not be unreasonably withheld, and which consent shall not relieve the assigning Party of any obligations hereunder or for full responsibility for the actions or omissions of any permitted assignees, delegates, successors and subcontractors). The foregoing prohibition shall not apply to an assignment by a Party to a wholly owned subsidiary or affiliate of such Party. Any assignment or delegation in contravention hereof shall be null and void. The provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, legal representatives, successors, and assigns. No third party, other than such heirs, legal representatives, successors, and assigns shall be entitled to enforce any or all of the provisions of this Agreement or shall have any rights hereunder whatsoever.

23.	NOTICES

Notices, consents and demands required or permitted to be given under this Agreement shall be in writing and shall be effective when received or refused, whether by hand delivery, nationally recognized overnight courier (with evidence of receipt or refusal), U.S. Mail (return receipt requested), or by electronic mail, to the Parties’ respective address as stated in this Agreement or to such other address as the Parties shall designate by written notice effective upon receipt to each other to the addresses set forth below:

If to Supplier: Attn: Amos Kohn TurnOnGreen Inc. 1421 McCarthy Blvd. Milpitas, CA 95035, USA Email: akohn@turnongreen.com	If to Distributor: Attn: Attn: Kris Bowen Tesco-Solutions LLC 9955 Crosspoint Boulevard, Suite 100, Indianapolis, IN 46256 Email: kbowen@tesco-solutions.com

T: (510) 657-2635 • 1421 McCarthy Blvd., Milpitas, CA 95035 • www.turnongreen.com

For purpose of this Agreement, “Receipt” is defined as follows:

(i)	for email, on the date sent (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient;
(ii)	for hand delivery, the date the sending Party delivers the Notice to the receiving Party or its agent (with written confirmation of receipt);
(iii)	for United States Mail, the third day after the sending party sends the Notice by certified or registered mail to the receiving Party’s principal place of business (with written confirmation of receipt); and
(iv)	for express courier, the date the express courier company delivers the Notice to the receiving Party (with written confirmation of receipt).

24.	CONFIDENTIALITY; RESTRICTION ON USE OF CONFIDENTIAL INFORMATION

Any Confidential Information disclosed by either Party related to this Agreement shall be subject to the Nondisclosure Agreement, except that the Parties’ obligations to protect Confidential Information shall survive the expiration or earlier termination of this Agreement for three (3) years.

25.	SEVERABILITY

Any term or provision of this Agreement, which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is found to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as to be enforceable.

26.	TERMINATION; BANKRUPTCY & CREDITORS’ RELIEF PROCEEDINGS; SURVIVAL

A.	This Agreement may be terminated at any time upon the mutual written agreement of the Parties.

B.	This Agreement may be terminated by either Party by providing ninety (90) Days written notice.

C.	Either Party may refuse to continue to do business with the other Party, and immediately cancel all outstanding Purchase Orders or refuse to sell Products if the other Party is:

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(i)	in material breach of this Agreement, and
(ii)	does not cure such material breach within thirty (30) days of written notice, except as provided for to the contrary herein.

D.	In the event of insolvency, adjudication of bankruptcy, filing of voluntary or involuntary petition in bankruptcy, or any assignment for the benefit of creditors of, by or against a Party, the other Party, upon notice of such action, shall be entitled to immediately cancel any outstanding purchase orders or terminate this Agreement without notice and without liability to the other Party.

E.	Upon any termination of this Agreement, the provisions of this Agreement shall continue to apply to all Purchase Orders accepted by Supplier prior to the effective date of such termination, except as otherwise set forth in Section 26(D); termination shall not prejudice or otherwise affect the rights or liabilities of either Party with respect to activities prior to such termination. Termination of this Agreement shall not relieve Distributor of any obligation to make payments under the provisions of this Agreement.

F.	Termination shall not exclude other remedies for failure of a Party to perform its obligations.

G.	Unless otherwise provided herein, all sections of this Agreement required for enforcement of a Party’s rights hereunder, including Sections 8, 14, 15, 16, 17, 19, 24, 25, 26, 27 and 28, shall survive termination of this Agreement to the extent necessary to protect and enforce each Party’s rights enumerated hereunder.

27.	LIMITATION OF LIABILITY; JURISDICTION; REMEDIES NOT EXCLUSIVE

A.	EXCEPT FOR A VIOLATION OF A PARTY’S INTELLECTUAL PROPERTY RIGHTS, BOTH PARTIES EXPRESSLY AGREE THAT IN NO EVENT SHALL EITHER PARTY BE LIABLE OR RESPONSIBLE TO THE OTHER PARTY FOR ANY INCIDENTAL, INDIRECT, SPECIAL, OR CONSEQUENTIAL DAMAGES WHATSOEVER, EVEN IF SUCH PARTY HAS BEEN ADVISED, KNEW OF, OR SHOULD HAVE KNOWN OF THE POSSIBILITY THEREOF. IN NO EVENT IS EITHER PARTY LIABLE FOR LOST INCOME, REVENUE, OR PROFITS (IN EACH CASE, EXCEPT FOR ANY PARTY’S PAYMENT OBLIGATIONS HEREUNDER), LOSS OF BUSINESS OPPORTUNITY, LOSS OF GOOD WILL OR REPUTATION, LOST OR CORRUPTED DATA OR SOFTWARE, BUSINESS INTERRUPTION, OR PROCUREMENT OF THIRD-PARTY PRODUCTS OR SERVICES.

T: (510) 657-2635 • 1421 McCarthy Blvd., Milpitas, CA 95035 • www.turnongreen.com

B.	The Parties will first attempt to resolve any claim, or dispute or controversy (whether in contract, tort, or otherwise) against the other, its agents, employees, successors, assigns, or affiliates arising out of or relating to this Agreement, advertising, or any related purchase (“Dispute”) through face-to-face negotiation with persons fully authorized to resolve such Dispute or through mediation utilizing a mutually agreeable mediator, rather than through litigation. The existence or results of any negotiation or mediation will be treated as confidential, for settlement purposes. In the event the Parties are unable to resolve such Dispute within thirty (30) Days of notice of such Dispute to the other Party, the Parties shall be free to pursue all remedies available at law or in equity. Should either party commence litigation to enforce any term of this Contract, such litigation shall be exclusively conducted in the Superior Court of New York, NY.

C.	Notwithstanding this Section 27, either Party will have the right to obtain from a court of competent jurisdiction a temporary restraining order, preliminary injunction, or other equitable relief to preserve the status quo, prevent irreparable harm, avoid the expiration of any applicable limitations period, or preserve a superior position with respect to other creditors, although the merits of the underlying Dispute will be resolved in accordance with Section 27.

D.	The rights and remedies contained in this Agreement are in addition to any other rights and remedies available at law or in equity.

28.	ENTIRE AGREEMENT; PRECEDENCE OF DOCUMENTS; DRAFTING; GOVERNING LAW & VENUE

A.	This Agreement and the Nondisclosure Agreement represent the entire understanding and agreement between the Parties as to the subject matter hereof, and supersede any and all other prior agreements, either oral or written, between the Parties hereto with respect to the subject matter hereof. Each Party acknowledges that no representations, inducements, promises, or arguments, orally or otherwise have been made by any Party, or any third-party, except as may be set forth in this Agreement and the Nondisclosure Agreement. Supplier’s agreement to sell Products to Distributor is not conditioned upon any terms and conditions except as expressly set forth in this Agreement and the Nondisclosure Agreement.

B.	Nothing in this Agreement is intended to, or will be construed to, create any partnership, joint venture, joint enterprise or other similar joint relationship, nor shall either Party be deemed to be an employee, agent or legal representative of the other for any purpose whatsoever. Neither Party will have any authority, whether express, implied or apparent to assume or create any obligations for, on behalf of, in the name of, or for the benefit of the other.

C.	This Agreement may not be altered, supplemented, or amended except by an agreement in writing, signed by the Parties.

D.	To the extent that there may be conflicting provisions contained in any of the separate documents referenced in this Agreement or agreements between Distributor or Supplier, the documents shall be construed in such a way as to make the provisions non-conflicting. In the event that conflicting provisions cannot be so construed, the documents shall be given priority in the following order:

T: (510) 657-2635 • 1421 McCarthy Blvd., Milpitas, CA 95035 • www.turnongreen.com

(i)	Amendments to this Agreement,
(ii)	This Agreement,
(iii)	The Addenda to this Agreement, and
(iv)	Documents referenced in this Agreement.

E.	The Parties acknowledge that each has been represented by independent counsel of such Party’s choice throughout all negotiations that have preceded the execution of this Agreement and that each such Party has executed the same with consent, and upon the advice of said independent counsel.

F.	This Agreement shall be construed by the laws of the State of New York without giving effect to any principals of conflicts of laws, and each of the Parties hereto hereby consent to and agree that any action for the enforcement of this Agreement shall be brought in the courts of the State of New Yor in New York City.

[Signature Page Follows]

T: (510) 657-2635 • 1421 McCarthy Blvd., Milpitas, CA 95035 • www.turnongreen.com

IN WITNESS WHEREOF, each Party has caused this Agreement to be executed by its duly authorized representative, to be effective as of the later date set forth below the Parties’ signatures.

Agreed and Accepted:

Supplier TurnOnGreen Inc.	Distributor TESCO-SOLUTIONS LLC

Signature	Signature

Name: Amos Kohn	Name:
Title: Chief Executive Officer	Title: Chief Executive Officer

T: (510) 657-2635      •      1421 McCarthy Blvd., Milpitas, CA 95035      •      www.turnongreen.com